Exhibit 10.1
Performance Based SU — Key VP
Amended & Restated 2002 Plan
DELL INC.
Performance Based Stock Unit Agreement
Dell Inc., a Delaware corporation (the “Company”), is pleased to grant you units representing the right to receive shares of the Company’s common stock (the “Shares”), subject to the terms and conditions described below. The target number of units that may be awarded to you (the “Target”) is stated in step one of the Stock Plan Administrator’s online grant acceptance process (“Grant Summary”). The number of units awarded to you (the “Units”) will be determined at the end of the Performance Period, which begins in fiscal year 2011 and ends in fiscal year 2013 , based on (i) the number of Units you have earned on the last day of each of the Company’s Fiscal Years during the Performance Period (your “Earned Units”), and (ii) the modifier applied to the number of Earned Units based on the Company’s three year relative Total Shareholder Return (“TSR”). Each Unit represents the right to receive one Share. As a material inducement to the Company to grant you this award, you agree to the following terms and conditions. You agree that you are not otherwise entitled to this award, that the Company is providing you this award in consideration for your promises and agreements below, and that the Company would not grant you this award absent those promises and agreements. This Stock Unit Agreement, the Grant Summary, and the Company’s Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”) set forth the terms of your Units identified in your Grant Summary.
1. Performance Based Units — The Target represents the number of Units you have the opportunity to receive based on the Company’s attainment of its annual performance goals. On an annual basis during the Performance Period, a portion of the Units will be awarded to you as soon as administratively feasible following each Fiscal Year during the Performance Period and will be treated as Earned Units; the actual number of Units you receive will range from 80% to 120% of one third of the Target Units for the Performance Period, as listed on your Grant Summary, which will be determined by the Company in its sole discretion. You will be notified of the annual performance goals and the number of Earned Units awarded to you for each Fiscal Year if those goals are attained through separate written communications. Your Earned Units for each Fiscal Year during the Performance Period will accumulate until the end of the Performance Period. As of the last day of the Performance Period, the Company will adjust your number of Earned Units from 75% to 125% based on the Company’s TSR percentile ranking compared to the TSR ranking of individual companies included in the S&P North American Technology Sector Composite Index.. The target award payout is 100% of Earned Units at the 50th percentile ranking, 125% of Earned Units at or above the 75th percentile ranking, and 75% of Earned Units at or below the 25th percentile ranking. Payout is interpolated for results between these percentile rankings. TSR for each company shall be equal to Change in Stock Price plus Dividends Paid divided by the Beginning Stock Price. Beginning Stock Price shall mean the average closing price of one share of stock for the thirty trading days immediately prior to the first day of the Performance Period. The Ending Stock Price shall mean the average closing price of one share of stock for the thirty trading days immediately prior to the last day of the Performance Period. The Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price. Dividends Paid shall mean the total of all dividends paid on one share of stock during the Performance Period. Percentile rank shall be equal to 1 - (R-1 / N-1) where “R” is the ranking of companies with the highest TSR to the lowest TSR and “N” is the number of comparators which continuously comprised the S&P North American Technology Sector Composite Index during the Performance Period.
Notwithstanding the preceding, if your employment is terminated during the Performance Period by reason of your death or Permanent Disability (as defined below), the number of Earned Units awarded to you will be the Target Units for the Performance Period, determined without application of the performance modifier for the TSR performance goal.
2. Vesting —The Company will issue you one Share for each vested Earned Unit to be delivered on the vesting date or as soon as administratively practicable thereafter. Your Earned Units will vest, and you will receive Shares, in accordance with the schedule in your Grant Summary.
3. Expiration — If your Employment (as defined below) terminates for any reason other than your death or “Permanent Disability” (as defined in the Plan), any Earned Units that have not vested as described above will expire at that time.
If your Employment is terminated by reason of your death or Permanent Disability, all Earned Units will vest immediately and automatically upon such termination of Employment and the Shares will be distributed to you as soon as administratively practical and in all events within 60 days of such termination.
As used herein, the term “Employment” means your regular full-time or part-time employment with the Company or any of its Subsidiaries, and the term “Employer” means the Company (if you are employed by the Company) or the Subsidiary of the Company that employs you. As used wherein, the term “the Company” includes all subsidiaries, including your Employer.
4. Rights as a Stockholder — You will have no rights as a stockholder with respect to Shares that may be received by you pursuant to this Agreement until those Shares are issued and registered in your name on the books of the Company’s transfer agent. You will have no rights to receive dividend equivalent payments with respect to Shares that may be received by you pursuant to this Agreement. Units granted to you will be satisfied wholly through the issuance and delivery of Shares.
5. Agreement With Respect to Taxes — You must pay any taxes that are required to be withheld by the Company or your Employer. You may pay such amounts in cash or make other arrangements satisfactory to the Company or your Employer for the payment of such amounts. You agree the Company or your Employer, at its sole discretion and to the fullest extent permitted by law, shall have the right to demand that you pay such amounts in cash, deduct such amounts from any payments of any kind otherwise due to you, or withhold from Shares to which you would otherwise be entitled the number of Shares having an aggregate market value at that time equal to the amount you owe. In the event the Company, in its sole discretion, determines that your tax obligations will not be satisfied under the methods described in this paragraph, you authorize the Company or the Company’s Stock

Plan Administrator to sell a number of Shares that are issued under the Units, which the Company determines as having at least the market value sufficient to meet the tax withholding obligations plus additional Shares to account for rounding and market fluctuations and pay such tax withholding to the Company. The shares may be sold as part of a block trade with other participants and all participants will receive an average price.
You agree that, subject to compliance with applicable law, the Company or your Employer may recover from you taxes which may be payable by the Company or your Employer in any jurisdiction in relation to this award. You agree that the Company or your Employer shall be entitled to use whatever method they may deem appropriate to recover such taxes including the sale of any Shares, paying you a net amount of shares (or cash), recovering the taxes via payroll and direct invoicing. You further agree that the Company or your Employer may, as it reasonably considers necessary, amend or vary this agreement to facilitate such recovery of taxes.
6. Leaves of Absence — If you take a leave of absence from active Employment that has been approved by the Company or your Employer or is one to which you are legally entitled regardless of such approval, the following provisions will apply:
A. Vesting During Leave — Notwithstanding the vesting schedule set forth above, no Units will vest during a leave of absence other than an approved employee medical, FMLA or military leave. Notwithstanding the preceding, vesting shall not be deferred for any approved leave of absence of less than 30 days. The vesting that would have otherwise occurred during a leave of absence other than an approved employee medical, FMLA or military leave will be deferred by the number of days you are on a leave of absence. For example, if your Units are scheduled to vest on August 1, 2013 through August 1, 2017, and you are on a 40-day leave of absence, the dates on which the vesting occurs will be deferred to September 10, 2013 through September 10, 2017.
B. Effect of Termination During Leave — If your Employment is terminated during the leave of absence, the Units will expire or vest in accordance with the terms stated in Paragraph 3 (Expiration) above.
7. Return of Share Value — By accepting this award, you agree that if the Company determines that you engaged in “Conduct Detrimental to the Company” (as defined below) during your Employment or during the one-year period following the termination of your Employment, you shall be required, upon demand, to return to the Company, in the form of a cash payment, certain share value (“Returnable Share Value”). For purposes of this provision, “Returnable Share Value” means a cash amount equal to the gross value of the Shares that were issued to you pursuant to this Agreement during the two-year period preceding the termination of your Employment, determined as of the date such Shares were issued to you and using the Fair Market Value (as defined in the Plan) of Dell stock on that date. You understand and agree that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company due to your Conduct Detrimental to the Company.
For purposes of this Agreement, you will be considered to have engaged in “Conduct Detrimental to the Company” if:
(1) you engage in serious misconduct (whether or not such serious misconduct is discovered by the Company prior to the termination of your Employment);
(2) you breach your obligations to the Company with respect to confidential and proprietary information or trade secrets or breach any agreement between you and Dell relating to confidential and proprietary information or trade secrets;
(3) you compete with the Company (as described below); or
(4) you solicit the Company’s employees (as described below).
For purposes of this provision, you shall be deemed to “compete” with the Company if you, directly or indirectly:
•	Are a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

•	Are a partner or joint venture in any business or other enterprise or undertaking with a Direct Competitor; or

•	Serve or perform work (including consulting or advisory services) for a Direct Competitor that is similar in a material way to the work you performed for the Company in the twelve months preceding the termination of your Employment.
You understand and agree that this provision does not prohibit you from competing with the Company but only requires repayment of Returnable Share Value in the event of such competition.
For purposes of this provision, a “Company’s employee” means any person employed by the Company or any of its Subsidiaries and “solicit the Company’s employees” means that you communicate in any way with any other person regarding (i) a Company Employee leaving the employ of the Company or any of its Subsidiaries; or (ii) a Company Employee seeking employments with any other employer. This provision does not apply to those communications that are within the scope of your Employment that are taken on behalf of your Employer.
The term “Direct Competitor” means any entity, or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by Dell as of the date your employment with Dell ends. By way of illustration, and not by limitation, at the time of execution of this Agreement, the following companies are currently Direct Competitors: Hewlett-Packard, Lenovo, IBM, Gateway, Apple, Acer, CDW, EDS, EMC, Software House International, Insight (Software Spectrum), Softchoice, Computer Sciences Corporation and Digital River. You understand and agree that the foregoing list of Direct Competitors represents a current list of Dell Direct Competitors as of the date of execution of this Agreement and that other entities may become Direct Competitors in the future.
8. Transferability — The Units are not transferable other than by will or the laws of descent and distribution. Once Units have vested and Shares have been issued to you, such Shares shall be freely transferable, subject to any applicable securities laws, rules and regulations, any separately stated transfer restrictions that the Company may impose on such Shares, and any Restricted Periods (as defined below) to which you may be subject.
9. Trading Restrictions —The Company may establish periods from time to time during which your ability to engage in transactions involving the Company’s stock is subject to specified restrictions (“Restricted Periods”). Notwithstanding any other provisions herein, Units will not vest, and Shares will not be issued, during an applicable Restricted Period and the applicable period during which Units vest shall be extended until the end of such Restricted Period, unless such vesting is specifically permitted by the Company (in its sole discretion). You may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.
10. Incorporation of Plan — This award is granted under the Plan and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Company’s Stock Option Administration Department. Shares of common stock that are issued pursuant to this Agreement shall be made available from authorized but unissued shares.
11. Prospectus — You may at any time obtain a copy of the prospectus related to the Dell common stock underlying the Units by accessing the prospectus at http://inside.us.dell.com/legal/corporate.htm. Additionally, you may request a copy of the prospectus free of charge from the Company by contacting Stock Option Administration in writing at Stock Option Administration, One Dell Way, Mail Stop RR-38, Round Rock, Texas 78682, (512) 728-8644 or e-mail Stock_Option_Administrator @dell.com.
12. Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or your Employer, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its employees.
13. No Right to Continued Employment — The granting of Units does not confer upon you any right to expectation of employment by, or to continue in the employment of, your Employer.
14. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation — By accepting this Agreement and the grant of the Units evidenced hereby, you expressly acknowledge that (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the grant of Units is a one-time benefit that does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units; (iii) all determinations with respect to future grants, if any, including the grant date, the number of Units granted and the vesting dates, will be at the sole discretion of the Company; (iv) your participation in the Plan is voluntary; (v) the value of the Units is an extraordinary item of compensation that is outside the scope of your employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (vi) Units are not part of normal or expected compensation for any purpose, and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; (vii) the grant of an equity interest in the Company gives rise to the Company’s need (on behalf of itself and its stockholders) to protect itself from Conduct Detrimental to the Company, and your promises described in Paragraph7 (Return of Share Value) above are designed to protect the Company and its stockholders from Conduct Detrimental to the Company; (viii) vesting of Units ceases upon termination of Employment for any reason except as may otherwise be explicitly provided in the Plan document or in this Agreement; (ix) the future value of the Units is unknown and cannot be predicted with certainty; and (x) you understand, acknowledge and agree that you will have no rights to compensation or damages related to Units or Shares in consequence of the termination of your Employment for any reason whatsoever and whether or not in breach of contract. Finally, you also understand, acknowledge and agree that selling of Dell Inc.’s stock in the territory of the Russian Federation is prohibited.
15. Data Privacy Consent — As a condition of the grant of the Units, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in the Company or its Subsidiaries and details of all Units, Shares, stock options or other equity awards awarded or cancelled (“Data”). You further understand that the Company and its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of common stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.
16. Governing Law and Venue — This Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).
17. Effect of Invalid Provisions — If any of the promises, terms or conditions set forth herein are determined by a court of competent jurisdiction to be unenforceable, any Units that have not vested as described above will expire at that time and you agree to return to the Company an amount of cash equal to the Fair Market Value (as defined in the Plan) of all Shares theretofore issued to you pursuant to this Agreement, determined as of the date such Shares were issued.
18. Acceptance of Terms and Conditions — This award will not be effective and you may not take action with respect to the Units or the Shares until you have acknowledged and agreed to the terms and conditions set forth herein in the manner prescribed by the Company. You must accept your award no later than 4pm Eastern Standard Time, five business days prior to the first vesting date or your entire award will be cancelled. You should print a copy of this award and your Grant Summary for your records.
Awarded subject to the terms and conditions stated above:

DELL INC.
By:
Craig A. Briscoe — VP, Global Compensation and Benefits